Exhibit 99.1

NEW INVESTMENTS PRESS RELEASE OF TRILINC GLOBAL IMPACT FUND, LLC

Los Angeles, CA (September 12, 2019) - TriLinc Global Impact Fund, LLC (“TriLinc Global Impact Fund” or “TGIF”) announced today that it recently approved $3 million in a term loan transaction, bringing total financing commitments as of August 31, 2019 to $441.5 million for business expansions and socioeconomic developments through its holdings in Sub-Saharan Africa, Latin America, Southeast Asia, and Emerging Europe.

TGIF is an impact investing fund that provides growth-stage loans and trade finance to established small and medium enterprises (“SMEs”) in developing economies where access to affordable capital is significantly limited.  Impact Investing is defined as investing with the specific objective of achieving a competitive financial return as well as creating positive, measurable impact in communities across the globe.  The transaction details are summarized below.

On August 27, 2019, TGIF funded $3,000,000 as part of an existing $6,500,000 senior secured term loan facility with a fast moving consumer goods (FMCG) manufacturer and distributor in Zambia. Priced at 12.23%, the transaction is set to mature on August 27, 2023. The Company’s financing will serve to construct two production lines for soap detergents, an effort to vertically integrate the company in order to reduce margins and increase profitability. With this new facility, the Company has agreed to not only focus on the creation and support of new and existing jobs but also the investment into these workers through the offering of various training initiatives.

“TGIF’s recent investment activity demonstrates our commitment to deepening relationships with existing borrower companies that are generating positive economic, social, and environmental impact,” said Gloria Nelund, CEO of TGIF. “Specifically, this investment is serving the Zambian population by offering competitive and affordable fast moving consumer goods, such as laundry detergent, dish soap, and other households products,” added Ms. Nelund.

About TriLinc Global Impact Fund

TGIF is a public non-traded, externally managed, limited liability company that makes impact investments in SMEs in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.  TGIF invests in SMEs through experienced local market sub-advisors, and expects to create a diversified portfolio of financial assets consisting primarily of collateralized private debt instruments.  In addition, TGIF aggregates and analyzes social, economic, and environmental impact data to track progress and measure success against stated objectives.

Forward-Looking Statements

This press release contains forward-looking statements (including, without limitation, statements concerning the use of financing provided to a borrower and the expected repayment of financing extended to the borrower) that are based on TGIF’s current expectations, plans, estimates, assumptions, and beliefs that involve numerous risks and uncertainties, including, without limitation, the future operating performance of the borrower and those risks set forth in the “Risk Factors” section of TGIF’s most recent Annual Report on Form 10-K, as amended or supplemented by TGIF’s other filings with the Securities and Exchange Commission. Although these forward-looking statements reflect management’s belief as to future events, actual events or TGIF’s investments and results of operations could differ materially from those expressed or implied in these forward-looking statements. To the extent that TGIF’s assumptions differ from actual results, TGIF’s ability to meet such forward-looking statements may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. TGIF cannot assure you that it will attain its investment objectives.